                                                                   Exhibit 10.2

                 TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

   This Tax Indemnification and Allocation Agreement (the "Agreement") is entered into as of November 1, 2002, by and between DSP Group, Inc., a Delaware corporation ("DSPGI"), and Ceva, Inc., a Delaware corporation ("Ceva"). (DSPGI and Ceva are sometimes collectively referred to herein as the "Companies").

                                   RECITALS

   A. DSPGI is the common parent of an affiliated group of corporations, which includes Ceva. The members of the affiliated group have heretofore joined in filing consolidated Federal Income Tax returns.

   B. DSPGI and Ceva have entered into the Separation Agreement (defined below) providing for the Separation and Distribution, each as fully described in such Agreement.

   C. After the stock of Ceva is distributed to DSPGI's shareholders pursuant to the Distribution, Ceva and its subsidiaries will no longer be members of the affiliated group of which DSPGI is the common parent.

   D. DSPGI and Ceva desire to provide for and agree upon the allocation between them of liabilities for Taxes (as defined herein) arising prior to, as a result of, and subsequent to the actions contemplated by the Separation Agreement and the entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Taxes, and provide for certain other matters relating to Taxes.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   SECTION 1. Definition of Terms.

   For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

      "Affiliate" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution. The term "Affiliate" includes a Subsidiary of an entity.

      "Agreement" shall mean this Tax Indemnification and Allocation Agreement.

      "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

      "Companies" means DSPGI and Ceva, collectively, and "Company" means any one of DSPGI and Ceva.

      "Consolidated or Combined Income Tax" means any Income Tax computed by reference to the assets or activities of a Group.

      "Consolidated or Combined State Income Tax" means any State Income Tax computed by reference to the assets or activities of a Group.

      "Consolidated or Combined Foreign Income Tax" means any Foreign Income Tax computed by reference to the assets or activities of a Group.

      "Consolidated Tax Liability" means, with respect to any DSPGI Federal Consolidated Return, the tax liability of the group as that term is used in Treasury Regulation Section 1.1552-1(a)(1) (including applicable interest, additions to the tax, additional amounts and penalties as provided in the
   Code), provided that such tax liability shall be treated as including any alternative minimum tax liability under Code Section 55.

      "Ceva Group" means Ceva and its Subsidiaries and wholly-owned limited liability companies as determined immediately after the Distribution Date.

      "DSPGI Federal Consolidated Return" means any United States Federal Tax Return for the affiliated group (as that term is defined in Code Section
   1504) that includes DSPGI as the common parent and any member of the Ceva Group.

      "DSPGI Group" means DSPGI and its Subsidiaries and wholly owned limited liability companies, excluding any entity that is a member of the Ceva Group.

      "Distribution" shall have the meaning set forth in the Separation
   Agreement.

      "Distribution Date" means the Distribution Date as that term is defined in the Separation Agreement.

      "Federal Income Tax" means any Tax imposed by Subtitle A or F of the Code.

      "Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

      "Group" means the DSPGI Group or the Ceva Group, as the context requires.

      "Income Tax" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

      "Payment Date" means (i) with respect to any DSPGI Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.

      "Post-Distribution Period" shall have the meaning set forth in Section 2.4(b).

      "Post-Distribution Tax Return" means any Tax Return for any Tax Period beginning after the Distribution Date.

      "Pre-Distribution Period" shall have the meaning set forth in Section 2.4(b).

      "Pre-Distribution Tax Return" means any Tax Return for any Tax Period beginning on or before the Distribution Date.

      "Prime Rate" means the rate which            (or any successor thereto or
   other money center commercial bank agreed to by DSPGI and Ceva) announces from time to time as its prime lending rate, as in effect from time to time.

      "Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

      "Separate Company Tax" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

      "Separation Agreement" means the Separation Agreement by and among DSP Group Inc., DSP Group Ltd., Ceva, Inc., DSP Ceva Inc. and Corage, Ltd. Dated November 1, 2002

      "State Income Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

      "Subsequent Tax Opinion/Ruling" shall have the meaning set forth in the Separation Agreement.

      "Subsidiary" shall have the meaning set forth in Treasury Regulations section 1.1502-1(c).

      "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax of any kind (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

      "Tax Authority" means, with respect to any Tax, the governmental entity, or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

      "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

      "Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

      "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

      "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

      "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

      "Tax Rulings" shall have the meaning set forth in the Separation
   Agreement.

      "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

   SECTION 2. Allocation of Tax Liabilities.

   2.1 General Rule.

      (a) DSPGI Liability. DSPGI shall be liable for Taxes not specifically allocated to Ceva under this Section 2. DSPGI shall indemnify and hold harmless the Ceva Group from and against any liability for Taxes for which DSPGI is liable under this Section 2.1(a).

      (b) Ceva Liability. Ceva shall be liable for, and shall indemnify and hold harmless the DSPGI Group from and against, any liability for Taxes that are allocated to Ceva under this Agreement.

   2.2 Allocation of United States Federal Income Tax.

      (a) Pre-Distribution Period. DSPGI shall be liable for, and shall hold the Ceva Group harmless for, any Federal Income Tax relating to the DSPGI Federal Consolidated Return for all Tax Periods ending on or before the Distribution Date and for the Pre-Distribution Period. DSPGI is entitled to any refunds of Federal Income Tax for Tax Periods ending on or before the Distribution Date and for the Pre-Distribution Period.

      (b) Post-Distribution Period. The DSPGI Group and the Ceva Group shall each be liable for, and shall indemnify the other against, its respective liability for Federal Income Taxes for the Post-Distribution Period and for all Tax Periods beginning on or after the Distribution Date.

   2.3 Allocation of State and Foreign Income Taxes.

      (a) Separate Company Taxes. In the case of any State Income Tax or Foreign Income Tax which is a Separate Company Tax:

          (i) Pre-Distribution Period. DSPGI shall be liable for, and shall indemnify the Ceva Group against, any Separate Company Tax for all Tax Periods ending on or before the Distribution Date and for the Pre-Distribution Period. DSPGI is entitled to any refunds of Separate Company Taxes for Tax Periods ending on or before the Distribution Date and for the Pre-Distribution Period.

          (ii) Post-Distribution Period. Ceva shall be liable for, and shall hold the DSPGI Group harmless against, any Separate Company Taxes imposed on any member of the Ceva Group for the Post-Distribution Period and for any Tax Periods beginning after the Distribution Date. DSPGI shall be liable for, and shall hold the Ceva Group harmless against, any Separate Company Taxes of any member of the DSPGI Group for the Post-Distribution Period and for any Tax Periods beginning after the Distribution Date.

      (b) Allocation of Consolidated or Combined Income Taxes. In the case of any State Income Tax or Foreign Income Tax which is a Consolidated or Combined Income Tax:

          (i) Pre-Distribution Period. DSPGI shall be liable for, and shall hold Ceva Group harmless for, any State Income Tax or Foreign Income Tax relating to Consolidated or Combined Returns for all Tax Periods ending on or before the Distribution Date and for the Pre-Distribution Period. DSPGI is entitled to any refunds of Tax attributable to Tax Periods ending on or before the Distribution Date and for the Pre-Distribution Period.

          (ii) Post-Distribution Period. The DSPGI Group and the Ceva Group shall each be liable for, and shall indemnify the other against, its respective liability for Consolidated or Combined State Income Taxes and Consolidated or

       Combined Foreign Income Taxes for any Tax Period beginning after the Distribution Date and for the Post-Distribution Period.

   2.4 Other Taxes; Allocation.

      (a) Other Taxes. All Taxes other than those specifically allocated pursuant to Sections 2.2 and 2.3 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed. As between the parties to this Agreement, Ceva shall be liable for all Taxes imposed on any member of the Ceva Group. The Companies believe that there is no Tax not specifically allocated pursuant to Sections 2.2 and 2.3 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies, or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

      (b) Allocation of Straddle Periods. In the case of any Tax Period beginning on or before the Distribution Date and ending after the Distribution Date (a "Straddle Period"), Tax Items shall be apportioned between the portion of the Straddle Period ending on the Distribution Date (the "Pre-Distribution Period") and the portion of the Straddle Period beginning after the Distribution Date (the "Post-Distribution Period") in accordance with the principles in Treasury Regulation Section 1.1502-76(b) using a closing-of-the-books method. However, Tax Items (other than extraordinary items within the meaning of Treasury Regulation Section 1.1502-76(b)(2)(ii)(C)) for the month including the Distribution Date will be allocated to the Pre-Distribution Period and the Post-Distribution Period using the principles of the ratable allocation method of Treasury Regulation
   Section 1.1502-76(b)(2)(iii). In determining the apportionment of Tax Items between the Pre-Distribution Period and the Post-Distribution Period, any Tax Items arising as a result of the Separation or the Distribution shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to the Pre-Distribution Period.

   2.5 Indemnification Payments. If any Company (the "Payor") is required to pay to a Tax Authority a Tax that is properly allocated to another Company (the "Responsible Party") under this Agreement, the Responsible Party shall reimburse the Payor within ninety (90) days of delivery by the Payor to the Responsible Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 2.5.

   2.6 Limitation. Notwithstanding anything herein to the contrary, to the extent that responsibility for Taxes is allocated among DSPGI and Ceva by the Separation Agreement, the Separation Agreement shall govern and this Agreement shall not govern.

   SECTION 3. Preparation and Filing of Tax Returns.

   3.1 General. Except as otherwise provided in this Section 3, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 4 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 4.

   3.2 DSPGI's Responsibility. DSPGI has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

      (a) DSPGI Federal Consolidated Returns for all Tax Periods;

      (b) DSPGI Consolidated or Combined State Income Tax Returns for all Tax Periods and DSPGI Consolidated or Combined Foreign Income Tax Returns for all Tax Periods; and

      (c) Tax Returns for State Income Taxes and Foreign Income Taxes that are Separate Company Taxes for members of the DSPGI Group (excluding for this purpose members of the Ceva Group).

   3.3 Ceva's Responsibility. Ceva shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Ceva or members of the Ceva Group other than those Tax Returns which DSPGI is required to prepare and file under Section 3.2.

   3.4  Tax Accounting Practices.

      (a) General. Except as otherwise provided in this Section 3.4, any Pre-Distribution Tax Return, and any Post-Distribution Tax Return to the extent Tax Items reported on such Tax Return might reasonably affect Tax Items reported on any Pre-Distribution Tax Return, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law). To the extent any Tax Items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), such Tax Items shall be reported in accordance with reasonable Tax accounting practices selected by DSPGI or Ceva depending on whose Tax Liability under
   Section 2 is affected thereby. If the Tax liability of both DSPGI and Ceva under Section 2 would be affected by the reporting of the Tax Item, the parties shall negotiate in good faith to determine the reporting of the Tax Item. Any dispute regarding the proper tax treatment of the Tax Item shall be referred for resolution pursuant to Section 6.2, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

      (b) Reporting of Separation and Distribution Tax Items. The tax treatment reported on any Tax Return of Tax Items relating to the Separation and Distribution shall be consistent with the treatment of such item in the Tax Rulings or any Subsequent Tax

   Tax Opinion/Ruling (unless such treatment is not permissible under the Code). To the extent there is a Tax Item relating to the Separation or Distribution which is not covered by the Tax Rulings or any Subsequent Tax Opinion/Ruling, the Companies shall agree on the tax treatment of any such Tax Item reported on any Tax Return. For this purpose, the tax treatment of such Tax Items on a Tax Return shall be determined by the Responsible Company with respect to such Tax Return and shall be agreed to by the other Company unless either (i) there is no reasonable basis as defined under
   Section 6662 of the Code for such tax treatment, or (ii) such tax treatment would have a material impact on the other Company or the Tax Rulings or any Subsequent Tax Opinion/Ruling. Such Tax Return shall be submitted for review pursuant to Section 3.5(a), and any dispute regarding such proper tax treatment shall be referred for resolution pursuant to Section 6.2, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

   3.5 Right to Review Tax Returns.

      (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part or for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, or (iii) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its commercially reasonable efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns. Issues that cannot be resolved in the Companies shall be resolved in the manner set forth in
   Section 6.2.

      (b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the tax treatment of any material items reported on the Tax Return.

   SECTION 4. Assistance and Cooperation.

   4.1 General. After the Distribution Date, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including legal counsel and accounting firms, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax

Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes,
(iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and their Affiliates available to such other Company as provided in Section 5. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 4 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

   4.2 Income Tax Return Information. Each Company will provide to the other Company information and documents relating to their respective Groups required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule in accordance with past practice. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

   SECTION 5. Tax Records.

   5.1 Retention of Tax Records. Each Company shall preserve and keep all Tax Records for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 5 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other records being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

   5.2 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

   SECTION 6. Tax Disputes.

   6.1 Tax Disputes Relating to the Separation and
Distribution. Notwithstanding anything herein to the contrary, Article IV of the Separation Agreement shall govern and shall be the exclusive remedy with respect to any Tax dispute related to the Separation and Distribution.

   6.2 Other Tax Disputes. To the extent that there is any dispute between the Companies relating to this Agreement (other than a dispute governed by Section
6.1 hereof), the provisions of Article VIII of the Separation Agreement shall govern the resolution of such dispute.

   SECTION 7. Effective Date.

   This Agreement shall be effective on the Distribution Date.

   SECTION 8. Interest Under This Agreement.

   Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("Indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includable in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax benefit to the indemnitor or increase in Tax to the indemnitee.

   SECTION 9. Late Payments.

   Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 9 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 9 or the interest rate provided under such other provision.

   SECTION 10. Expenses.

   Except as provided in Section 11, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

   SECTION 11. General Provisions.

   11.1 Addresses and Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing hereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

              If to DSPGI, to:  DSP Group Inc.

                                5 Shenkar St.
                                ----------------------
                                Herzeliya 46120 Israel
                                ----------------------
                                Attn: Moshe Zelnik, DSP Group Inc.
                                      ------------

                If to Ceva, to:  Ceva, Inc.

                                2033 Gateway Place, Suite 150
                                -----------------------------

                                San Jose, CA 95110
                                ------------------------------

                                 Attn: Elaine Coughlan, Ceva, Inc.
                                       ---------------

   11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

   11.3 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

   11.4 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

   11.5 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or.

   11.6 Integration. This Agreement and the other agreements, including the Separation Agreement, being entered into concurrently herewith, constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersedes all prior agreements and understandings pertaining thereto.

   11.7 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

   11.8 No Double Recovery Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement, the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

   11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

   11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

                                              DSP GROUP, INC.

                                              By: /s/ Eliyahu Ayalon
                                                  ---------------------------
                                                      Eliyahu Ayalon
                                                      Chief Executive officer

                                              CEVA, INC.

                                              By: /s/ Gideon Wertheizer
                                                  ---------------------------
                                                      Gideon Wertheizer
                                                      President